Winner Medical Reports Second Quarter Fiscal 2012 Results

2Q12 Revenues up 24.4% YoY to $41.3 million

2Q12 Net Income down 17.3% YoY to $1.9 million

SHENZHEN, China, May 10, 2012 -- Winner Medical Group Inc. (Nasdaq: WWIN) (“Winner Medical” or the “Company”), a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, today reported consolidated financial results for the second quarter of fiscal 2012, which ended March 31, 2012.

Second quarter of Fiscal 2012 Financial Highlights

•	Revenues increased by 24.4% to $41.3 million from $33.2 million in the same quarter of fiscal 2011.
•	Gross Profit increased by 14.5% to $10.7 million from $9.4 million in the same quarter of the previous fiscal year.
•	Gross Margin decreased to 25.9% from 28.2% in the same quarter of fiscal 2011.
•	Net Income attributable to Winner Medical decreased by 17.3% to $1.9 million from $2.2 million in the same quarter of the previous fiscal year.
•	Basic and Diluted Net Income per Share were both $0.08.

Mr. Jianquan Li, chairman and chief executive officer of Winner Medical, commented, “I am pleased to report that we achieved robust revenue growth in both our medical and PurCotton® businesses and in the domestic marketplace during the past quarter. Sales in Europe continued to increase strongly, achieving a rate of 27.6%, in spite of lower selling prices necessitated by the European debt crisis and tightening budgets at hospitals. Domestic sales in China increased by 42.8% year-over-year to $12.1 million during the quarter, accounting for 29.3% of total sales. These results have propelled China to surpass North and South America to become the Company’s second largest market.”

Mr. Li continued, “In the second quarter of fiscal 2012, we continued selling our PurCotton® consumer products in supermarkets and department stores, furthering sales channel diversification and brand building efforts. As of May 10, 2012, the Company operated 44 retail stores in China. As more customers come to appreciate our brand and quality, we have seen our customer loyalty program membership expand to approximately 50,000 members.“

Second quarter of Fiscal 2012 Financial Performance

Revenues in the second quarter of fiscal 2012 increased by 24.4% to $41.3 million from $33.2 million in the same quarter of the previous fiscal year. The increase was mainly attributable to significant continuing demand from existing and new customers in Europe and robust sales of medical products and PurCotton® products in China.

Revenue By Geography

•	Europe: Europe remained the Company’s largest market with strong sales of $13.5 million, representing an annual increase of 27.6% from $10.6 million in the same quarter of fiscal 2011. Sales generated from Sweden and other countries in Europe except Britain increased by 29.4% and 64.9%, to $2.0 million and $9.3 million, respectively, as the Company added new customers and received more orders from its existing customers in these countries. Under distressed economic conditions, customers sought to lower production costs and shifted to lower-cost suppliers. In this challenging environment, the Company managed to retain existing customers while adding new ones. However, sales in Britain decreased by 35.3% year-over-year or $1.2 million, because of one customer’s restructuring of its supply chain and raw material shipping delays, which affected the Company’s ability to meet the customer’s required lead times. As a percentage of total sales, sales in Europe were 32.8% for the three months ended March 31, 2012, up slightly from 31.9% in the same quarter of the previous fiscal year.

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•	North and South America: Sales in North and South America remained stable with a marginal year-over-year increase of 0.7% to $7.55 million from $7.49 million. During the quarter, one of the Company’s major customers in the United States adjusted its procurement plans for certain medical dressing products, resulting in a decrease in products purchased by that customer. This decrease was offset by the growth of orders from other countries, such as Venezuela, as the Company continued its expansion into South American markets. As a percentage of total sales, sales in North and South America were 18.3% in the second quarter of fiscal 2012 compared to 22.6% in the same quarter of the previous year.

•	Japan: Sales in Japan increased by 10.6% year-over-year to $5.9 million from $5.3 million, as the Company added new customers in Japan. As a percentage of total sales, sales in Japan were 14.3% in the second quarter of fiscal 2012 compared to 16.1% in the same quarter of the previous year.

•	China: China has surpassed North and South America to become the Company’s second largest market. Domestic sales increased by 42.8% year-over-year to $12.1 million from $8.5 million, mainly driven by increased sales of “Winner” branded medical products and “PurCotton®” branded products. Sales of medical products in China increased to $5.0 million, representing a growth rate of 12.1% compared to the same quarter of the previous fiscal year. This increase was mainly due to the Company’s continuing efforts to expand its sales channels, including increasing the number of local distributors to cover more hospitals and penetrate deeper into existing hospitals, drug stores and other sales channels. Sales of PurCotton® products rose to $7.2 million, an increase of 76.3% from the same quarter of the previous fiscal year. As a percentage of total sales, sales in China increased to 29.3% in the second quarter of fiscal 2012 compared to 25.5% in the second quarter of fiscal 2011.

Revenue By Products

Sales generated from medical products increased by 17.1% to $34.2 million in the second quarter of fiscal 2012 from $29.2 million in the second quarter of fiscal 2011. As a percentage of total sales, sales from medical products were 82.7% in the second quarter of fiscal 2012 compared to 87.8% in the same quarter of fiscal 2011.

Sales generated from PurCotton® products increased by 76.4% to $7.2 million in the second quarter of fiscal 2012 from $4.1 million in the second quarter of fiscal 2011. As a percentage of total sales, sales from PurCotton® branded products were 17.3% in the second quarter of fiscal 2012 compared to 12.2% in the same quarter of the previous year.

•	Material supplies of PurCotton® branded jumbo rolls totalled $5.1 million, representing a substantial increase of 59.2% compared to $3.2 million in the second quarter of fiscal 2011. The increase was due to higher demand from China-based existing and new customers, who use jumbo rolls in areas such as home care and hygienic products.

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•	Retail sales of PurCotton® branded consumer products totalled $2.1 million compared to $0.87 million in the second quarter of fiscal 2011. The jump in sales was driven by the opening of more retail stores and improved sales in the Company’s existing stores, online sales platforms and mass distribution channels such as supermarkets and department stores. As of March 31, 2012, the Company operated 44 retail stores throughout China, compared to 33 as of March 31, 2011. PurCotton® consumer products have been receiving positive feedback and gaining brand recognition, as evidenced by increased sales and customer loyalty program memberships.

Cost of sales increased by 28.3% to $30.6 million in the second quarter of fiscal 2012 from $23.9 million in the same quarter of the previous fiscal year. The cost of sales as a percentage of revenue was 74.1% and 71.9% for the three months ended March 31, 2012 and 2011, respectively. The increase in cost of sales was mainly attributable to salary increases of approximately 15% during the three months ended March 31, 2012; and an impairment of approximately $0.65 million for a carding machine, which is a core component in one of the Company’s manufacturing lines. The management regularly tests this component for suitability for continued use. Due to the failure of this component, an impairment of the value of the carding machine was recorded as the carrying amount of the machine is not recoverable and exceeds its fair value.

Gross profit increased by 14.5% to $10.7 million in the second quarter of fiscal 2012 from $9.4 million in the same quarter of the previous fiscal year. Gross margin decreased to 25.9% from 28.2% in the second quarter of fiscal 2011. The decrease in gross margin was mainly due to lower selling prices to certain long-term customers in Europe and the United States. The Company expects overall gross margin to recover in line with the anticipated European economic recovery and as the Company continues diversifying its business portfolio by selling advanced medical products and PurCotton® branded products, which carry higher gross margins.

Government subsidies decreased to $0.1 million in the second quarter of fiscal 2012 from $0.5 million in the same quarter of the previous fiscal year. The decrease was mainly driven by reduced financial incentives from the Shenzhen government.

Gain from commodity derivatives was $0.08 million on cotton futures products in the second quarter of fiscal 2012 compared to a loss of $1.6 million in the same quarter of the previous fiscal year. The gain resulted from the Company’s successful implementation of more stringent trading policies and process controls since the establishment of Winner Medical’s Commodity Trading Center in July 2011.

Foreign exchange losses, net for the three months ended March 31, 2012, decreased $0.01million to a loss of $0.01million, from a loss of $0.03 million for the same period of the previous fiscal year. The decreased loss was mainly due to the Company’s sales to non-PRC based customers, the majority of which were settled in U.S. Dollars. The average exchange rate of the RMB against the U.S. Dollar was 6.3265 in this reporting quarter as compared to 6.6197 in the same quarter of the previous fiscal year, a 4.4% appreciation of the RMB against the U.S. Dollar.

In order to minimize currency exchange risk, the Company has been expanding its business in the PRC market and inserting clauses into contracts stipulating that the selling price is subject to the fluctuation of currency and the price of raw materials.

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Selling, general and administrative expenses increased by 37.3% to $8.0 million in the second quarter of fiscal 2012 from $5.8 million in the same quarter of the previous fiscal year. As a percentage of total sales, SG&A expenses were 19.3% and 17.5% for the second quarter of fiscal 2012 and 2011, respectively. The increase in selling, general and administrative expenses resulted from increases in salary, leasing expenses, domestic transportation expenses, advertising fees as well as new product sales fees for PurCotton® retail products.

Credit of interest expenses increased to approximately $0.03 million for the three months ended March 31, 2012, as compared to interest expense of approximately $0.05 million for the same period last year, a change of approximately $0.08 million.

Income tax provision in the second quarter of fiscal 2012 increased by 260.5% year-over-year to $1.3 million from $0.35 million in the same quarter of the previous fiscal year. Income tax as a percentage of income before income taxes was 40.0% for the three months ended March 31, 2012, compared with 13.4% for the same quarter of the previous fiscal year.

According to PRC tax laws, a company’s pretax income in the current year cannot offset a loss that occurred more than five years ago. As the Company expects that its pretax income from the PurCotton® retail business may not be sufficient to utilize the unused pretax losses before they expire, the Company recognized an approximate $0.72 million valuation allowance for unused tax losses arising from the calendar years 2010 and 2011 for its retail business for the three months ended March 31, 2012. This resulted in a comparatively higher effective tax rate for the three-month period ended March 31, 2012 as compared to the same period last year.

Net income attributable to Winner Medical decreased by 17.3% year-over-year to $1.9 million from $2.2 million in the second quarter of fiscal 2011. Net margin decreased to 4.5% in this reporting quarter compared to 6.7% in the second quarter of fiscal 2011. The decrease in net income and net margin was primarily due to (1) lower selling prices to customers in Europe due to the economic downturn in those countries and (2) an increase in sales and net income from medical products offsetting the net loss from the PurCotton® retail business. The PurCotton® retail operations are still in a growth stage and require significant start-up capital before they can contribute profits to the Company. Net margin was also negatively impacted by the recognition of an approximately $0.72 million valuation allowance in income tax for its PurCotton® retail business. The Company’s PurCotton® retail business experienced an after-tax loss of $1.6 million and $0.31 million for the three months ended March 31, 2012 and 2011, respectively. The Company regards this loss as a strategic loss which reflects start-up expenses by the Company for brand-building and expansion of online and offline distribution channels.

Basic and diluted net income per share were both $0.08, for the second quarter of fiscal 2012 versus $0.09 for the same quarter of the previous year.

First Six Months of Fiscal 2012 Financial Performance

Revenues in the six months ended March 31, 2012 increased by 23.5% to $82.6 million from $66.9 million in the same period of the previous fiscal year. The increase was mainly attributable to significant continuing demand from existing and new customers in Europe and the robust expansion of medical products and PurCotton® products in China.

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Cost of sales increased by 28.2% to $61.6 million in the six months ended March 31, 2012 from $48.1 million in the same period of the previous fiscal year. The cost of sales as a percentage of revenue was 74.6% and 71.9% for the six months ended March 31, 2012 and 2011, respectively.

Gross profit increased by 11.5% to $21.0 million in the six months ended March 31, 2012 from $18.8 million in the same period of the previous fiscal year. Gross margin decreased to 25.4% from 28.1% in the same period of the previous fiscal year.

Government subsidies decreased to $0.25 million in the six months ended March 31, 2012 from $1.2 million in the same period of the previous fiscal year.

Gain from commodity derivatives was $0.08 million on cotton futures products in the six months ended March 31, 2012 compared to a loss of $1.8 million in the same period of the previous fiscal year.

Foreign exchange losses, net for the six months ended March 31, 2012, increased $0.14 million to a loss of $0.28 million, from a loss of $0.14 million for the same period of the previous fiscal year.

Selling, general and administrative expenses increased by 26.2% to $15.0 million in the six months ended March 31, 2012 from $11.9 million in the same period of the previous fiscal year. As a percentage of total sales, SG&A expenses were 18.1% and 17.7% for the six months ended March 31, 2012 and 2011, respectively.

Interest expenses increased to approximately $0.10 million for the six months ended March 31, 2012, compared to approximately $0.09 million for the same period last year, an increase of approximately $0.01 million.

Income tax provision in the six months ended March 31, 2012 was $1.9 million, compared to $0.72 million in the same period of the previous fiscal year. Income tax as a percentage of income before income taxes was 30.1% for the six months ended March 31, 2012 compared with 11.4% for the same period of the previous fiscal year.

Net income attributable to Winner Medical decreased by 21.1% year-over-year to $4.4 million from $5.6 million in the six months ended March 31, 2011. Net margin decreased to 5.3% in this reporting period compared to 8.3% in the six months ended March 31, 2011.

Basic and diluted net income per share were both $0.18, for the six months ended March 31, 2012 versus $0.23 for the same period of the previous year.

Balance Sheets

As of March 31, 2012, the Company had cash and cash equivalents of $18.6 million compared to $12.0 million as of September 30, 2011. The Company’s working capital as of March 31, 2012 was $56.3 million.

Net cash provided by operating activities was $7.7 million for the six months ended March 31, 2012, as compared to net cash used in operating activities of $5.8 million in the same quarter of the previous fiscal year. The increase in net cash provided by operating activities was mainly due to: (1) cash flows used in inventories of approximately $0.53 million during the six months ended March 31, 2012, as compared with cash flows used in inventories of approximately $10.2 million for the six months ended March 31, 2011. This decrease was driven by the Company’s stronger management of inventory turnover; (2) cash flows used by prepaid expenses and other current assets of approximately $0.78 million during the six months ended March 31, 2012, compared with cash flows used in prepaid expenses and other current assets of approximately $5.0 million for the six months ended March 31, 2011. This decrease was mainly due to the stable price of cotton (resulting in a small decrease in prepaid deposits to third parties) and decreased prepaid deposits required for processed cotton procurement.

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Operational Updates

Manufacturing lines

The Company purchased two PurCotton® baby diaper manufacturing lines in 2011, with the expectation that they would start trial production in February 2012. However, after sample production and market testing, the Company found that the manufacturing lines needed minor adjustments to meet the Company’s stringent quality requirements. The Company estimates that the lines will start trial production in the middle of 2012.

As part of the expansion of its production capacity for medical products, and in light of the high cost of labor in Shenzhen where the Company is headquartered, the Company plans to relocate some of its manufacturing operations to inland cities in the PRC where the cost of labor is lower. The Company’s wholly-owned subsidiary, Winner Medical & Textile Ltd. Chongyang (“Winner Chongyang”), is currently building two workshops, an administrative office, a canteen and a dormitory in Chongyang, Hubei province, to facilitate this production expansion and relocation. The Company expects that these buildings will be completed in the fourth quarter of fiscal 2012, and will begin manufacturing operations following completion.

PurCotton® Retail Business

As of May 10, 2012, Winner Medical owned and operated 44 PurCotton® branded retail stores, with 26 in the south of China, 7 in Beijing, 8 in Shanghai and 3 in Hong Kong, after having recently opened 3 new stores in the south of China and 1 in Shanghai. From February 10, 2012 to May 10, 2012, 2 stores in Shenzhen and 1 in Shanghai were closed due to low traffic or expiration of lease agreements. All 3 stores were opened in the initial stage of operating the retail business and management does not consider their closures to significantly impact the Company’s retail expansion plans.

Since launching the customer loyalty membership program in the Company’s chain stores in November 2010, approximately 50,000 members have been recorded as of May 10, 2012, compared with approximately 40,000 members as of February 10, 2012. The repurchase rate by members is approximately 70%.

The Company established Shenzhen PurCotton E-Commerce Co., Ltd.("PurCotton E-Commerce") in November 2011 with two non-affiliated individuals who are experts in e-commerce in order to oversee the operation of its online sales. At the time of establishment, the Company owned 70% of the equity interests in this operating company, with the other 30% being owned by the two individuals. However, in April 2012, the three parties mutually agreed to cease the partnership in PurCotton E-Commerce. The two individuals agreed to withdraw their initial capital by April 2012.

In addition, the Company recently signed contracts with distributors to launch its products in Jusco, Guangzhou Grandbuy, RT-MART and locally operated supermarkets in Shenzhen, Guangzhou, Beijing, Shanghai and Qingdao.

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Going forward, the Company believes it can continue to cultivate distributors and online sales in order to grow revenue, while selectively selling through its own PurCotton® chain stores to build brand awareness and introduce potential customers to the Company’s products. With continued implementation of its retail strategy, the Company expects that the PurCotton® retail business will play a role in contributing net income to the Company in the mid- to long-term.

Outlook

For the 2012 full fiscal year, the Company estimates that its revenues will be in the range of $172.4 million to $187.4 million, representing a year-over-year growth rate of between approximately 15% and 25%. We are adjusting guidance in response to the elongation of the European debt crisis, which has resulted in a decrease in orders from our European customers.

This forecast reflects the Company’s current and preliminary view, which is subject to change.

Conference Call

The Company will host a conference call at 9:00 p.m. ET on Thursday, May 10, 2012 (9:00 a.m. Beijing Time on Friday, May 11) to discuss its second quarter of fiscal 2012 results and recent business developments. Listeners may access the call by dialing:

Dial-in Number:

1-718-354-1231 (US Toll)

65-6723-9381 (International)

800-819-0121 (China Domestic)

400-620-8038 (China Mobile)

800-930-346 (Hong Kong)

Pass code 78040612

A telephone replay will be available shortly after the conclusion of the call and will be accessible from May 10, 2012 at 11:00 p.m. ET to May 17, 2012 at 11:59 p.m. ET by calling 1-866-214-5335 (US), 800-714-0386 (China North), 800-140-0386 (China South), 800-901-596 (Hong Kong) or 61-2-8235-5000 (International) with passcode 78040612.

The earnings release will be available on the investor relations page of Winner Medical's website at http://winnermedical.investorroom.com/ on Friday, May 11, 2012 (ET).

About Winner Medical

Winner Medical is a leading China-based exporter and retailer of high-quality medical dressings and consumer products made from 100% cotton, according to industry trade association statistics. The Company has fourteen wholly-owned subsidiaries and four joint ventures, which manufacture and sell tailored medical dressings and disposables, as well as non-woven fabric made from natural cotton. With a vertically integrated supply chain ranging from spinning fabric to finished goods, the Company provides its customers with a wide range of high-quality products, from surgical and wound care to consumer goods in China and abroad. Its products include those with FDA, CE mark, TUV and other global standard certifications and the Company holds 54 domestic and international patents. For nine consecutive years, the Company has ranked as one of the leading medical dressing exporters in China, with North America, Europe and Japan as its major markets. In addition, the Company distributes under its own “Winner” and “PurCotton®” brand names in China. To learn more about Winner Medical, please visit Winner Medical’s website at: http://winnermedical.investorroom.com.

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Forward-Looking Statements:

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein, are “forward-looking statements” including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objectives and statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions and involve known and unknown risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the SEC. All forward-looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Contact:

Winner Medical Group Inc.

Ms. Huixuan Chen (Fiona)
Investor Relations Manager
Phone: +86-755-2806-6858

Email: investors@winnermedical.com

ICR Inc.

Mr. Rob Koepp

Phone: +86-10-6583-7516 or +1-646-405-5171

E-mail: robert.koepp@icrinc.com

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Winner Medical Group Inc.

Consolidated Statements of Income and Comprehensive Income

	Three months ended March 31,		Six months ended March 31,
	2012	2011	2012	2011
	US$	US$	US$	US$

Net sales	41,314,939	33,218,003	82,635,412	66,924,320

Cost of sales	(30,607,627)	(23,865,795)	(61,631,004)	(48,091,101)
Gross profit	10,707,312	9,352,208	21,004,408	18,833,219

Other operating income, net	21,955	(44,130)	74,632	(101,956)
Realized gain/(loss) on commodity financial instruments, net	80,730	(1,577,325)	74,676	(1,759,669)
Government subsidies	112,743	637,263	246,489	1,214,217
Foreign currency exchange losses, net	(13,226)	(26,346)	(282,882)	(144,131)
Selling, general and administrative expenses	(7,964,900)	(5,801,733)	(14,961,811)	(11,857,799)

Income from operations	2,944,614	2,539,937	6,155,512	6,183,881
Interest income	81,014	11,627	170,640	46,168
Interest expense	33,740	(47,899)	(103,551)	(93,185)
Equity in earnings of 50 percent or less owned persons	84,221	101,833	81,465	183,117
Income before income taxes	3,143,589	2,605,498	6,304,066	6,319,981

Income taxes	(1,257,562)	(348,710)	(1,895,755)	(722,396)
Net income	1,886,027	2,256,788	4,408,311	5,597,585

Net income attributable to non-controlling interests	(35,701)	(20,851)	(20,173)	(33,404)
Net income attributable to Winner Medical Group Inc.	1,850,326	2,235,937	4,388,138	5,564,181

Comprehensive income:
Net income	1,886,027	2,256,788	4,408,311	5,597,585
Foreign currency translation difference	143,949	1,116,731	1,222,250	2,371,400
Comprehensive income attributable to non-controlling interests	(36,350)	(20,791)	(22,139)	(33,780)

Comprehensive income attributable to Winner Medical Group Inc.	1,993,626	3,352,728	5,608,422	7,935,205

Net income attributable to Winner Medical Group Inc. per share
- basic	0.08	0.09	0.18	0.23
- diluted	0.08	0.09	0.18	0.23

Weighted average common stock outstanding
- basic	24,371,872	24,130,247	24,362,864	24,123,266
- diluted	24,640,140	24,533,132	24,581,953	24,534,405

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Winner Medical Group Inc.

Consolidated Balance Sheets

	March 31,	September 30,
	2012	2011
	US$	US$
ASSETS
Current assets:
Cash and cash equivalents	18,581,427	21,945,105
Restricted bank deposits	107,594	1,836,491
Restricted broker margin account	797,232	0
Held-to-maturity investments	3,561,061	0
Accounts receivable, less allowances for doubtful accounts of US$76,427 and US$159,485 at March 31, 2012 and September 30, 2011, respectively	23,341,542	20,982,263
Amounts due from affiliated companies	152,434	157,779
Inventories	26,184,002	25,408,700
Prepaid expenses and other current assets	9,190,527	8,334,504
Income taxes recoverable	235,540	146,408
Deferred tax assets	321,886	376,411
Total current assets	82,473,245	79,187,661
Property, plant and equipment, net	70,492,833	65,461,750
Investment in equity investees	2,503,379	2,421,915
Intangible assets, net	158,462	126,918
Prepaid expenses and other receivables	2,436,993	1,596,354
Deferred tax assets	612,158	1,124,089
Total assets	158,677,070	149,918,687
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term bank loans	6,354,956	6,294,356
Accounts payable	8,298,083	7,420,580
Accrued payroll and employee benefits	3,082,971	3,141,756
Customer deposits	910,988	1,115,887
Accrued and other liabilities	5,363,436	4,253,889
Amounts due to an affiliated company	53,283	0
Income taxes payable	2,086,218	1,970,710
Total current liabilities	26,149,935	24,197,178

Deferred tax liabilities	674	45,025
Total liabilities	26,150,609	24,242,203

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 247,500,000, issued and outstanding March 31, 2012 –24,371,872 shares; September 30, 2011 –24,140,247 shares	24,373	24,141
Additional paid-in capital	43,235,055	42,490,464
Retained earnings	63,372,824	58,984,686
Statutory reserves	5,866,970	5,866,970
Accumulated other comprehensive income	19,389,789	18,169,505
Total Winner Medical Group Inc. stockholders’ equity	131,889,011	25,535,766
Non-controlling interests	637,450	140,718
Total stockholders’ equity	132,526,461	125,676,484
Total liabilities and stockholders’ equity	158,677,070	149,918,687

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